EXHIBIT 3


                          # of Shares            Price
Date                       Purchased           Per Share*
- -----                     ------------         ---------

4/4/96                       5,000              $1.16
4/17/96                      5,000               1.19
5/20/96                      5,000               1.3125
6/10/96                        300               1.125**
6/13/96                     19,000               2.5625
6/13/96                        500               1.25**
6/14/96                      3,500               2.1875
6/14/96                      5,000               2.3125
6/17/96                     10,500               2.750

- ------------

*  Exclusive of brokerage commissions

** Purchased in private transactions